                                                Exhibit 10.18

FULTON FINANCIAL CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION OVERVIEW
EFFECTIVE JANUARY 1, 2022

The following is a description of non-employee director (“Director”) compensation for Fulton Financial Corporation (“Fulton”), effective as of January 1, 2022.

Fulton pays cash fees to each Director on a quarterly basis as follows:

•$70,000 annual cash retainer for all Directors.

•$30,000 additional annual cash retainer for the Lead Director.

•$12,500 additional annual cash retainer for the Chair of all standing committees (Audit, Executive, Human Resources, Nominating and Corporate Governance, and Risk), except that if the Lead Director is also serving as chair of the Executive Committee, no cash retainer shall be paid for service as Chair of the Executive Committee.

•No additional fees will be paid to a Director for attending a Board meeting or a standing committee meeting.

•Directors who also serve on the Fulton Bank, N.A. Board of Directors shall not receive any additional cash fees or equity awards for service on the Fulton Bank, N.A. Board of Directors.

Each Director is granted an annual equity-based retainer award as follows:

•All equity-based awards are made under Fulton’s Amended and Restated Directors’ Equity Participation Plan, as amended (the “Plan”)

•Directors elected at Fulton’s Annual Meeting of shareholders shall be granted, as of the first of the month immediately following the meeting, under the Plan, an award of Director Restricted Stock Units (“DSU”) having an award value of $70,000, or such other value as determined by the Board

•A Director who joins the Board effective as of any other date shall be granted, as of such other date, a DSU award based on the award value of the most recent annual grant prorated to reflect the number of months (rounded up to the next whole month) remaining until the next Annual Meeting of shareholders.

•The number of shares of common stock underlying a DSU award shall be determined by dividing the award value by the closing price of Fulton common stock on the principal stock exchange on the date of grant (rounded up to the nearest whole share).

•Each equity-based grant will vest and be paid based on twelve months of service or in accordance with such other vesting schedule as determined by the Board, unless a Director has properly elected to defer payment and receipt of the common stock shares underlying such DSU award until they retire from Fulton’s Board.

Directors are also entitled to reimbursement of costs and expenses incurred in connection with attending Fulton meetings and educational conferences. Directors receive a company paid $50,000.00 term life insurance policy, with the benefit payable upon death.